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                                                                    EXHIBIT 99.2



              GENERAL MAGIC WINS CONTRACT WITH NEW MEXICO UTILITY

     PNM will utilize General Magic voice infrastructure software to improve customer self-service

        SUNNYVALE, Calif. (December 13, 2001) - General Magic, Inc. (Nasdaq:
GMGC), a pioneer in voice infrastructure software and services, today announced that PNM (NYSE: PNM), a combined electric and gas utility serving 1.3 million people in New Mexico, has selected General Magic products to upgrade the PNM telephone-based customer service system. PNM has licensed from General Magic the magicTalk(TM) Enterprise Platform and magicTalk Voice Gateway to replace its existing touch-tone IVR system. Using General Magic's personality-rich, voice infrastructure software, PNM will be able to improve customer service by providing 24/7 customer self-service from any telephone while also increasing productivity of PNM customer service personnel.

        In addition to licensing General Magic's voice infrastructure software, PNM has also entered into a services and support contract with General Magic. General Magic will provide education and design services to PNM to assist in deploying new PNM voice-based customer service applications early in 2002 that will enable customers to check account information, get company information and enquire about payment locations.

        According to PNM, after reviewing other products on the market, General Magic's voice infrastructure software was the best solution for PNM. With the magicTalk Voice Gateway and magicTalk Enterprise Platform, their developers can quickly develop and deploy voice applications that are highly integrated with existing enterprise systems.

        "General Magic is pleased to be supporting PNM in attaining its high standards of quality customer service. PNM was looking for a solution to create easy-to-use customer self-service applications that would integrate seamlessly with PNM's existing J2EE-architected enterprise system. General Magic's voice infrastructure software, along with its proven track record in producing high quality, conversational voice user interfaces, offered the perfect fit," said Mark Strumwasser, vice president of sales and market development of General Magic.

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        The magicTalk Enterprise Platform is a suite of enterprise-class voice infrastructure software designed for Web/Java developers that simplifies and speeds all phases of voice application development, integration, testing and deployment. Architected on the Java 2 Enterprise Edition (J2EE)(TM) platform, the magicTalk Enterprise Platform enables businesses to rapidly add dynamic conversational voice access to enterprise systems, while leveraging existing e-business and call center infrastructure investments and reducing application development time. General Magic's products

        -   Leverage Web/Java programming methodologies for voice applications

        - Extend e-business and call center infrastructure investments with voice

        -   Enable integrated voice and Web interactions

        - Enable personalized, scenario-driven voice interactions over any telephone

        -   Deliver superior customer self-service over any telephone

ABOUT PNM

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM stock is traded primarily on the NYSE under the symbol PNM. For more information about PNM, see the company's web site at www.pnm.com

ABOUT GENERAL MAGIC

General Magic is a leading voice infrastructure software company that provides enterprise-grade software and supporting voice dialog design and hosting services that enable companies to quickly and efficiently provide anytime, anywhere access to information and services over the telephone. General Magic's VoiceXML & J2EE(TM)-based solutions enable enterprises to easily integrate voice access into enterprise applications using a broad selection of speech recognition technologies and telephony interfaces. These solutions make voice a strategic tool in helping businesses improve the customer experience, reduce transaction costs, and provide high quality, voice branded access to content and services. General Magic is headquartered in Sunnyvale, California. For additional information, visit www.generalmagic.com.